CHAPMAN AND CUTLER LLP                                    111 WEST MONROE STREET
                                                         CHICAGO, ILLINOIS 60603



                               September 23, 2016





First Trust Exchange-Traded Fund VIII
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187



      Re:     First Trust Exchange-Traded Fund VIII
            -----------------------------------------

Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded Fund VIII (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), First Trust CEF Income Opportunity ETF and First Trust Municipal CEF Income Opportunity ETF (the "Funds"), in the manner and on the terms set forth in Amendment No. 2 and Pre-Effective Amendment No. 2 to its Registration Statement on Form N-1A filed on or about September 23, 2016 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of the Funds may be issued from time to time in accordance with the Trust's Declaration of Trust dated February 22, 2016 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Funds of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Funds, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of a Fund may under certain circumstances be held personally liable for its obligations.

September 23, 2016
Page 2


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-210186) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                              Respectfully submitted,

                                               /s/ CHAPMAN AND CUTLER LLP
                                              -----------------------------
                                              CHAPMAN AND CUTLER LLP